Exhibit 99.1

DISH Network Reports First Quarter 2015 Financial Results

ENGLEWOOD, Colo., May 11, 2015 — DISH Network Corporation (NASDAQ: DISH) today reported revenue totaling $3.7 billion for the quarter ending March 31, 2015, compared to $3.6 billion for the corresponding period in 2014.

Net income attributable to DISH Network totaled $351 million for the quarter ending March 31, 2015, compared to $176 million from the year-ago quarter.

DISH activated approximately 554,000 gross new Pay-TV subscribers compared to approximately 639,000 gross new Pay-TV subscribers in the prior year’s first quarter.  Net Pay-TV subscribers declined by approximately 134,000 in the first quarter. The company closed the first quarter with 13.844 million Pay-TV subscribers, compared to 14.097 million Pay-TV subscribers at the end of first quarter 2014.

Pay-TV ARPU for the first quarter totaled $86.01, compared to first quarter 2014 Pay-TV ARPU of $82.36. Pay-TV subscriber churn rate was 1.65 percent versus 1.42 percent for first quarter 2014.

DISH added approximately 14,000 net broadband subscribers in the first quarter, bringing its broadband subscriber base to approximately 591,000. DISH added approximately 53,000 net broadband subscribers in the first quarter 2014.

Detailed financial data and other information are available in DISH Network’s Form 10-Q for the quarter ended March 31, 2015, filed today with the Securities and Exchange Commission.

DISH Network will host its first quarter 2015 financial results conference call today at noon Eastern time.  The dial-in numbers are (800) 616-6729 (U.S. toll-free) or (763) 488-9145, conference ID number 33717189. A webcast replay will be available on DISH’s Investor Relations website at http://dish.client.shareholder.com from 6 p.m. to 12 a.m. ET.

About DISH

DISH Network Corp. (NASDAQ: DISH), through its subsidiaries, provides approximately 13.844 million Pay-TV subscribers, as of March 31, 2015, with the highest-quality programming and technology with the most choices at the best value. Subscribers enjoy a high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 250 company. Visit www.dish.com.

Investor Relations:

Jason Kiser

303-723-2210

jason.kiser@dish.com

Media Relations:

Bob Toevs

303-723-2010

bob.toevs@dish.com